================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             ROBBINS & MYERS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ROBBINS & MYERS, INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                             [Robbins & Myers Logo]

                             ROBBINS & MYERS, INC.
                              1400 Kettering Tower
                               Dayton, Ohio 45423

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               DECEMBER 10, 1997

                               ------------------

To the Shareholders of
  ROBBINS & MYERS, INC.:

     The Annual Meeting of Shareholders of Robbins & Myers, Inc. will be held at the Kettering Tower, 12th Floor, Second and Main Streets, Dayton, Ohio, on Wednesday, December 10, 1997, at 11:00 o'clock a.m., E.S.T., for the purpose of considering and voting upon:

          1. Election of four directors for a two-year term;

          2. Approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized common shares;

          3. Approval of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 1998; and

          4. Transaction of such other business as may properly come before the meeting or any adjournments thereof.

     Shareholders are requested to mark, date, sign and return the enclosed proxy in the envelope provided. Prompt response is helpful, and your cooperation will be appreciated.

                                              By Order of the Board of
                                              Directors,

                                                       JOSEPH M. RIGOT
                                                          Secretary

Dayton, Ohio
November 10, 1997

                             [Robbins & Myers Logo]

                             ROBBINS & MYERS, INC.
                              1400 Kettering Tower
                               Dayton, Ohio 45423
                               ------------------

            PROXY STATEMENT FOR 1997 ANNUAL MEETING OF SHAREHOLDERS
                               ------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished to shareholders of Robbins & Myers, Inc., an Ohio corporation (hereinafter the "Company"), in connection with the solicitation by its Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held on December 10, 1997 and any adjournments thereof. The Company has one class of shares outstanding, namely common shares, of which there were 10,954,571 outstanding at the close of business on October 22, 1997. The close of business on October 22, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, and each such shareholder is entitled to one vote per share.

     All common shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted in accordance with the Board of Directors' recommendations. A shareholder signing and returning the accompanying proxy has power to revoke it at any time prior to its exercise by delivering to the Company a later dated proxy or by giving notice to the Company in writing or in open meeting but without affecting any vote previously taken.

     To constitute a quorum at the Annual Meeting, the presence, in person or by properly executed proxy, of the holders of one-third of the Company's outstanding shares is necessary for the election of directors and the presence of the holders of a majority of the outstanding shares is necessary for any other purpose. Shares represented by proxies received by the Company will be counted as present at the Annual Meeting for the purpose of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. Abstentions will be treated as votes cast on a particular matter as well as shares present at the Annual Meeting. Where nominee shareholders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners of such shares ("Broker Nonvotes"), such Broker Nonvotes will not be treated as either votes cast or shares present.

     This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about November 10, 1997.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into two classes, with one class being comprised of three directors and the other class being comprised of four directors. One class of directors is elected at each Annual Meeting of Shareholders for a term of two years.

     At the 1997 Annual Meeting, shareholders will elect four directors who will hold office until the Annual Meeting of Shareholders in 1999. The four persons who have been nominated by the Board of Directors are Robert J. Kegerreis, Ph.D., William D. Manning, Jr., Maynard H. Murch IV and John N. Taylor, Jr., all of whom are presently members of the Board and are nominated to succeed themselves.

     Under the statutes of Ohio, if any shareholder gives notice in writing to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for holding the meeting, that he desires the voting at the election of directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman of the meeting or the Secretary of the Company or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate his voting power in the election of directors. Under cumulative voting, each shareholder is entitled to give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares, or to distribute his votes on the same principle among two or more candidates.

     In the event that directors are elected by cumulative voting and the cumulated votes represented by proxies given to the Board of Directors are insufficient to elect all the nominees of the Board, then the Board's proxy agents will vote such proxies cumulatively for the election of as many of the nominees named below as possible, and in such order as the proxy agents may determine. The order in which proxies may be cumulated by the proxy agents will depend on a number of factors, including the number of directors that can be elected based upon the shares voted for the Board's nominees and the manner in which shareholders cumulate their votes in favor of particular candidates.

     Set forth below is certain information about the four nominees for election as directors and the directors whose terms of office continue after the 1997 Annual Meeting.

                  NOMINEES FOR TERM OF OFFICE EXPIRING IN 1999

ROBERT J. KEGERREIS, PH.D.                                   DIRECTOR SINCE 1972

     Dr. Kegerreis, 76, served as President of Wright State University from July 1973 to June 1985. He is currently a management consultant and has served as Executive Director of the Arts Center Foundation, Dayton, Ohio, since 1989. Dr. Kegerreis is a director of The ElderBeerman Stores Corporation and Energy Innovations Inc.

WILLIAM D. MANNING, JR.                                DIRECTOR SINCE MARCH 1995

     Mr. Manning, 63, was Senior Vice President of The Lubrizol Corporation (industrial chemicals) from 1985 to his retirement in April 1994. He is currently a management consultant. Mr. Manning is a director of Unifrax Corporation.

MAYNARD H. MURCH IV                                          DIRECTOR SINCE 1977

     Mr. Murch, 53, has been Chairman of the Board of the Company since July 1979. He is President and Chief Executive Officer of Maynard H. Murch Co., Inc. (investments) which is managing general partner of M.H.M. & Co., Ltd. (investments). Since 1976, Mr. Murch has been Vice President of Parker/Hunter, Incorporated (dealer in securities), a successor firm to Murch and Co., Inc., a securities firm which Mr. Murch had been associated with since 1968. Mr. Murch is a director of Lumitex, Inc.

JOHN N. TAYLOR, JR.                                          DIRECTOR SINCE 1988

     Mr. Taylor, 62, has been Chairman and Chief Executive Officer since August 1986, and was President from October 1974 until August 1986, of Kurz-Kasch, Inc. (a specialty manufacturer of plastic-based components, stators and coil products). He was also Chairman and Chief Executive Officer of Component Technology Corp. (a manufacturer of plastic-based assemblies) from 1982 to June 1989. Mr. Taylor is a director of LSI Industries, Inc.

                   DIRECTORS CONTINUING IN OFFICE UNTIL 1998

DANIEL W. DUVAL                                              DIRECTOR SINCE 1986

     Mr. Duval, 61, has been President and Chief Executive Officer of the Company since December 1986. He was President and Chief Operating Officer of Midland-Ross Corporation (a manufacturer of electrical, electronic and aerospace products and thermal systems) from July 1983 to 1986. Mr. Duval is a Director of Arrow Electronics, Inc. and National City Bank, Dayton, N.A.

THOMAS P. LOFTIS                                             DIRECTOR SINCE 1987

     Mr. Loftis, 53, has been engaged in commercial real estate development, asset management and consulting with Midland Properties, Inc. since 1981. Mr. Loftis has been a general partner of M.H.M. & Co., Ltd. (investments) since 1986.

JEROME F. TATAR                                              DIRECTOR SINCE 1991

     Mr. Tatar, 50, became Chairman of the Board and Chief Executive Officer of The Mead Corporation (forest products) on November 1, 1997 and has served as its President since April 1996. From April 1996 to November 1997, he was the President and Chief Operating Officer and a director of The Mead Corporation. From July 1994 to April 1996, he was Vice President -- Operating Officer of The Mead Corporation. From November 1986 to July 1994, he was President of the Mead Fine Paper Division of The Mead Corporation.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     There were five meetings of the Board of Directors during fiscal 1997. The Board of Directors has two committees: the Audit Committee [comprised of Messrs. Taylor (Chairman), Loftis, and Kegerreis], which held two meetings in fiscal 1997, and the Compensation Committee [comprised of Messrs. Kegerreis (Chairman), Tatar and Manning], which held three meetings in fiscal 1997.

     The Audit Committee meets with Company personnel and with representatives of Ernst & Young LLP, the Company's independent auditors, to review internal auditing procedures, matters relating to the annual audit of the Company's financial statements, and compliance with the Company's Code of Business Conduct. The Committee reports its findings and recommendations to the Board of Directors.

     The Compensation Committee is responsible for developing and administering the Company's executive compensation policies and programs and for setting the compensation of executive officers. The Committee also acts in an advisory capacity to the Board of Directors in all matters relating to the creation, administration or modification of employee compensation policies and procedures.

     Directors who are not employees of the Company received an annual stipend of $25,000 ($27,000 in fiscal 1998) for services as a director. Directors who are also committee chairmen receive an additional $2,000 per year. Under the Company's 1994 Directors Stock Compensation Plan, 50% of a non-employee director's compensation, unless a director elects otherwise, is paid to him in restricted shares of the Company. Restricted shares are issued on the first day of the Company's fiscal year and become no longer subject to any restrictions if the recipient is a director on the last day of the Company's fiscal year. All non-employee directors participated in such plan in fiscal 1997. The Company also has a Stock Option Plan for Non-Employee Directors, adopted by shareholders of the Company on December 13, 1995, under which a maximum of 60,000 shares may be subject to options granted to non-employee directors. Under the plan, each non-employee director receives a 4,000 share option on the date he becomes a director and an additional 2,000 share option on the date a director is elected to the Board for a new term of office. The option price per share is equal to the fair market value of a share on the date the option is granted. In fiscal 1997, options to purchase 2,000 shares at $24.75 per share were granted to each of Messrs. Loftis and Tatar on December 11, 1996. In addition, an option to purchase 4,000 common shares at $27.50 per share was granted on March 1, 1997 to Mr. Manning. This option grant was the last scheduled award under a non-employee director stock option plan which was replaced by the 1995 Plan.

     During fiscal 1997, each director attended all of the meetings of the Board of Directors and the committees on which he served.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10% of the Company's common shares to file an initial ownership report with the Securities and Exchange Commission and a monthly or annual report listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 1996 through August 31, 1997 were met, except that a transaction under a Company plan was inadvertently omitted from Form 5 reports timely filed on behalf of William D. Manning, Jr. and Daniel W. Duval, respectively.

                               SECURITY OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information as of October 22, 1997 concerning common shares of the Company beneficially owned by each director, each executive officer named in the Summary Compensation Table, and directors and executive officers as a group.

                                            NUMBER OF SHARES
                                           BENEFICIALLY OWNED     PERCENT OF
          INDIVIDUAL OR GROUP              AS OF 10/22/97(1)        CLASS
----------------------------------------   ------------------     ----------
Daniel W. Duval.........................          341,726             3.1%
Robert J. Kegerreis.....................           26,622              (5)
Thomas P. Loftis........................           34,206(2)           (5)
William D. Manning, Jr..................           14,116              (5)
Maynard H. Murch IV.....................        3,089,756(3)         28.2%
Jerome F. Tatar.........................           15,610              (5)
John N. Taylor, Jr......................          126,422(4)          1.2%
Gerald L. Connelly......................          110,059             1.0%
George M. Walker........................           55,657              (5)
Stephen R. Ley..........................            7,249              (5)
Kevin J. Brown..........................            1,850              (5)
Directors and Executive Officers as a
  Group (12 persons)....................        3,826,694            34.0%

---------------

(1) Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his household. Shares which a person may acquire within 60 days of October 22, 1997 are treated as "beneficially owned" and the number of such shares included in the table for each person were: Mr. Duval -- 184,589; Dr. Kegerreis -- 10,000; Mr.
    Loftis -- 10,000; Mr. Manning -- 10,000; Mr. Murch -- 10,000; Mr.
    Tatar -- 10,000; Mr. Taylor -- 10,000; Mr. Connelly -- 39,446; Mr.
    Walker -- 29,733; Mr. Ley -- 3,425; Mr. Brown -- 1,627; and directors and executive officers as a group -- 315,738.

(2) Includes 11,368 shares with respect to which Mr. Loftis has sole voting and shared investment power and 1,024 shares with respect to which he has shared voting and investment power.

(3) Includes 32,000 shares with respect to which Mr. Murch has sole voting and shared investment power and 2,994,254 shares beneficially owned by M.H.M. & Co., Ltd. See Footnote (1) in the following section.

(4) Includes 20,200 shares held of record in the name of K-K Realty Co., of which Mr. Taylor is the general partner.

(5) Less than 1%.

PRINCIPAL SHAREHOLDER

     Set forth below is certain information about the only person known by the Board of Directors of the Company to be a beneficial owner of more than 5% of the outstanding common shares of the Company as of October 22, 1997.

                             NUMBER OF COMMON
                           SHARES BENEFICIALLY
   NAME AND ADDRESS        OWNED AS OF 10/22/97     % OF CLASS
-----------------------    --------------------     ----------
M.H.M. & Co., Ltd.(1)            2,994,254             27.3%
830 Hanna Building
Cleveland, OH 44115....

---------------

(1) M.H.M. & Co., Ltd. is an Ohio limited partnership (the "Partnership"). Maynard H. Murch Co., Inc. is the managing general partner, and Thomas P. Loftis is the other general partner, of the Partnership. Partnership decisions with respect to the voting and disposition of Company shares are determined by Maynard H. Murch Co., Inc., whose board of directors is comprised of Maynard H. Murch IV and Robert B. Murch, who are brothers, and Creighton B. Murch, who is their first cousin.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board is responsible for the development and administration of the Company's compensation policies and programs and for setting the compensation of executive officers. The Committee is comprised of three directors who are not present or past employees of the Company.

OBJECTIVES AND POLICIES

     The Committee seeks to:

          - Provide levels of total compensation that are competitive with comparable industrial companies;

          - Provide incentives for achievement of the Company's annual and long-term performance goals;

          - Reward both Company and individual performance;

          - Attract and retain key executives critical to the Company's long-term success; and

          - Align the interests of executives with those of shareholders.

     The key components of the executive compensation program utilized to achieve these objectives are salary, annual incentive awards, stock options and restricted stock awards.

BASE SALARY

     The Company provides executive officers base salaries that are competitive in the marketplace based on survey information prepared for the Committee by independent compensation consultants. The salary structure is regularly adjusted to maintain a salary range slightly above the survey median. Salaries for each executive are annually reviewed by the Committee and may be adjusted at that time on the basis of changes in salary structure, Company financial performance, and individual performance.

ANNUAL INCENTIVE OPPORTUNITY

     The fiscal 1997 incentive plan provided for the payment of bonuses to executive officers contingent upon the achievement of pre-established financial targets. Financial targets are established for each fiscal year in support of the Company's annual business plan and are primarily based on targeted revenue growth, improved profitability and cash flow for the year. If such financial targets are accomplished or surpassed, executive officers will be eligible to receive target awards ranging from 25% to 50% of base salary depending upon their position level under the Hay Position Evaluation System. Actual awards can range from zero to two times the target award based on actual performance.

STOCK OPTIONS

     Under the Company's 1994 Long-Term Incentive Stock Plan, stock options may be granted to executive officers. Options are granted annually at the fair market value of the Company's shares on the date of grant, exercisable in three annual installments. The Committee determines the number of shares, if any, to be granted to each executive based on (i) the executive's ability to impact the Company's financial results; (ii) the executive's performance; and (iii) expectations of the executive's future contributions.

1994 LONG-TERM INCENTIVE STOCK PLAN

     The Committee, under the 1994 Long-Term Incentive Stock Plan, in September 1993 made performance share awards to executive officers. As a group, named executive officers (other than Mr. Duval) earned 56,000 performance shares for the three-year performance period September 1, 1993 through August 31, 1996 based on the Company's total shareholder return compared to the total return for the Russell 2000. These earned performance shares were issued as restricted shares that the executive could forfeit should he leave employment of the Company prior to August 31, 1998.

     The Committee, under the Plan, made additional performance share awards to executive officers for the performance period September 1, 1996 through August 31, 1999. An executive will actually earn his performance shares based on how favorably the total return on Company shares for this three-year performance period compares to the total return of the Russell 2000 Company Group for the same period.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits to $1,000,000 the amount that may be deducted by a publicly-held company for compensation paid or accrued each year to each of its five most highly-paid executive officers. Federal law excludes compensation from the $1,000,000 limit if it is paid under specified conditions, including that the compensation is based on performance goals determined by a committee of "outside" directors and approved by the Company's shareholders. The Senior Executive Annual Cash

Bonus Plan and the 1994 Long-Term Incentive Stock Plan comply with the criteria under Section 162(m) for performance-based compensation plans. The Committee's present intention is to continue to comply in the future with Section 162(m) unless the Committee believes that such compliance would not be in the best interests of the Company and its shareholders.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     For fiscal 1997, Mr. Duval's base salary increased from $375,000 to $400,000. He also was awarded a fiscal 1997 annual incentive payment equal to 77% of his base salary. The Committee considered, in addition to his strong personal leadership, his contributions to the continued significant improvement in the Company's financial results and his key role in the Company's acquisition program.

     During fiscal 1997 the Committee granted Mr. Duval options to purchase 27,000 common shares. This represents the normal annual grant under the 1994 Long-Term Incentive Stock Plan. In determining the size of the award, the Committee evaluated the improvements in total shareholder return and accomplishments of major strategic objectives as well as Mr. Duval's potential for influencing future results. Consideration was also given to the relationship of previous grants and his total number of outstanding options.

     Through the use of annual incentive awards based primarily upon Company performance and stock option grants and restricted stock awards which become more valuable as the value of the Company's common shares increases, the Committee believes its compensation policies for executive officers, including the Chief Executive Officer, effectively tie executive compensation to the Company's performance and shareholder value.

                                              THE COMPENSATION COMMITTEE
                                                   ROBERT J. KEGERREIS, Chairman
                                                   WILLIAM D. MANNING, JR.
                                                   JEROME F. TATAR

                             EXECUTIVE COMPENSATION

     The following sections of this proxy statement set forth compensation information relating to the Chief Executive Officer and the next four most highly compensated executive officers of the Company at August 31, 1997. All information is presented on a fiscal year basis.

SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                        COMPENSATION
                                                                  -------------------------
                                                                    AWARDS
                                                                  ----------
                                         ANNUAL COMPENSATION      NUMBER OF       PAYOUTS
                                                                    SHARES       ----------
          NAME AND                      ---------------------     UNDERLYING        LTIP           ALL OTHER
     PRINCIPAL POSITION        YEAR      SALARY       BONUS        OPTIONS       PAYOUT(1)      COMPENSATION(2)
-----------------------------  ----     --------     --------     ----------     ----------     ---------------
Daniel W. Duval,               1997     $400,000     $310,000       27,000              --          $ 5,700
  President and Chief          1996      375,000      375,000       27,000       $1,320,000           5,420
  Executive Officer            1995      325,000      300,000       27,000              --            3,696
Gerald M. Connelly,            1997     $280,000     $217,000       20,000              --          $ 5,226
  Executive Vice President     1996      236,000      220,000       20,000       $ 704,000            2,853
  and Chief Operating Officer  1995      210,000      200,970       14,000              --            4,538
George M. Walker,              1997     $201,000     $124,620           --              --          $ 4,842
  Vice President and           1996      189,000      151,200       10,000       $ 528,000            4,071
  Chief Financial Officer      1995      180,000      130,000       10,000              --            2,492
Stephen R. Ley,                1997     $128,000     $ 69,440        7,500              --          $ 4,461
  Treasurer(3)
Kevin J. Brown,                1997     $ 98,700     $ 38,246        2,500              --          $ 4,055
  Controller(3)                1996       94,000       45,500        2,000              --            2,015

---------------

(1) Represents the fair market value as of August 31, 1996 of restricted shares earned under the Company's 1994 Long-Term Incentive Stock Plan for the three-year performance period ended August 31, 1996.

(2) All amounts presented are Company contributions under its Employee Savings Plan.

(3) Mr. Ley became an executive officer of the Company on December 11, 1996, and Mr. Brown became an executive officer of the Company on December 13, 1995.

FISCAL 1997 STOCK OPTION GRANTS

     The following table sets forth information concerning stock options granted in fiscal 1997 under the Company's 1994 Long-Term Incentive Stock Plan to the executive officers named in the Summary Compensation Table. The table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year terms, assuming compound rates of stock appreciation of 0%, 5% and 10%. The actual future value of the options will depend on the market value of the Company's common shares.

                                         INDIVIDUAL GRANTS(1)
                        -------------------------------------------------------      POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF       % OF TOTAL                                   ASSUMED ANNUAL RATES OF STOCK
                          SHARES         OPTIONS                                     PRICE APPRECIATION FOR OPTION
                        UNDERLYING      GRANTED TO                                             TERM (2)
                         OPTIONS       EMPLOYEES IN     EXERCISE     EXPIRATION     -------------------------------
        NAME             GRANTED       FISCAL 1997       PRICE          DATE        0%         5%           10%
---------------------   ----------     ------------     --------     ----------     ---     --------     ----------
Daniel W. Duval......     27,000           16.6%         $35.50        6/23/07      $ 0     $602,795     $1,527,602
Gerald L. Connelly...     20,000           12.3%          35.50        6/23/07        0      446,515      1,131,552
George M. Walker.....        -0-             --              --             --       --           --             --
Stephen R. Ley.......      7,500            4.6%          35.50        6/23/07        0      171,443        424,333
Kevin J. Brown.......      2,500            1.5%          35.50        6/23/07        0       55,814        141,444

---------------

(1) Under the Company's option plans, one-third of the shares subject to an option may be purchased one year after the date of grant, two-thirds after two years, and 100% after three years and the options have a 10-year term.

(2) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates, assuming annual compounding, prescribed by rules of the Securities and Exchange Commission and are not intended to forecast possible appreciation, if any, of the Company's share price.

OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth for each of the persons named in the Summary Compensation Table information concerning all exercises of options to purchase Company shares during fiscal 1997 and the value of all unexercised options at August 31, 1997.

                                                             NUMBER OF SHARES              VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                            OPTIONS AT 8/31/97            OPTIONS AT 8/31/97(2)
                     SHARES ACQUIRED       VALUE       ----------------------------    ----------------------------
        NAME           ON EXERCISE      REALIZED(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------------------    -----------    -----------    -------------    -----------    -------------
Daniel W. Duval......         -0-              -0-       184,589          64,411       $4,442,559       $ 595,012
Gerald L. Connelly...         -0-              -0-        39,446          50,554          779,009         511,061
George M. Walker.....      52,000       $1,042,522        29,733          14,267          628,297         229,403
Stephen R. Ley.......         -0-              -0-         3,425          10,575           74,265          63,527
Kevin J. Brown.......         -0-              -0-           825           1,175           12,478          17,772

---------------

(1) Represents the excess of the market value of the acquired shares on the date of exercise over the aggregate option price paid.

(2) Represents the excess of the market value at August 31, 1997 of the shares subject to the options over the aggregate option exercise price.

PENSION PLAN

     The Company has a noncontributory, defined benefit pension plan for officers and other salaried employees (the "Pension Plan"). Retirement benefits under the Pension Plan are calculated on the basis of the employee's average annual compensation for the five highest years during the employee's last ten years of employment with reductions for credited years of service less than 35. The maximum annual retirement benefit that could be paid under the Pension Plan to any participant in the plan as a result of limitations imposed under sections of the Internal Revenue Code is presently $125,000.

     Compensation for the purpose of calculating retirement benefits includes salary and bonuses (exclusive of deferred incentive compensation) and the total amount of such compensation for executive officers for fiscal 1997 is set forth in the Summary Compensation Table under the heading "Annual Compensation."

     The Company also has a Supplemental Pension Plan (the "Supplemental Plan") which provides supplemental retirement benefits for Messrs. Duval, Connelly, Walker, Ley, and other key employees as they obtain eligibility under the criteria established by the Board for participation in the plan. The supplemental retirement benefit is provided under terms and conditions similar to those under the Pension Plan except the Supplemental Plan allows for the crediting of additional years of service by the Committee. The supplemental retirement benefit is equal to the excess of (i) the benefit that would have been payable to the employee under the Pension Plan without regard to certain annual retirement income and benefit limitations imposed by federal law and at the year of service credited under the Supplemental Plan over (ii) the benefit payable to the employee under the Pension Plan.

     The following table shows the estimated maximum annual retirement benefits payable at normal retirement (age 65) under the Pension Plan and Supplemental Plan at selected compensation levels after various years of service. The credited years of service for executive officers named in the Summary Compensation Table is: Mr. Duval -- 15, Mr. Connelly -- 3, Mr. Walker -- 35, Mr. Ley -- 2, and Mr. Brown -- 1. Amounts shown are straight life annuity amounts and are not subject to any deduction for Social Security benefits to be received by the employee.

                                         ESTIMATED ANNUAL RETIREMENT BENEFITS
                                            FOR SPECIFIED YEARS OF SERVICE
      FINAL AVERAGE        -----------------------------------------------------------------
      COMPENSATION         15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
-------------------------  ---------     ---------     ---------     ---------     ---------
$200,000.................  $  40,918     $  54,544     $  68,169     $  81,794     $  95,378
 250,000.................     51,418        68,543        85,668       102,793       119,876
 300,000.................     61,919        82,544       103,170       123,796       144,379
 350,000.................     72,418        96,544       120,669       144,794       168,878
 400,000.................     82,918       110,543       138,168       165,793       193,376
 500,000.................    103,918       138,544       173,169       207,794       242,378
 600,000.................    124,919       166,544       208,170       249,796       291,379

OTHER

     In fiscal 1997, the Compensation Committee of the Board recommended, and the Board approved, a non-interest bearing loan in the amount of $278,102 to Daniel W. Duval,

President and Chief Executive Officer of the Company. The loan was made to assist him in the payment of taxes associated with the issuance to him in October 1996 of 25,260 restricted common shares of the Company as a payout of a long-term incentive award for the three-year period ended August 31, 1996. Sale of such shares is prohibited until certain vesting periods expire. On August 20, 1997, the entire amount of the loan was repaid by Mr. Duval delivering common shares of the Company to the Company on such date having a fair market value equal to the amount of the loan.

     There is an employment agreement between the Company and Mr. Duval, which provides for the payment of one year's salary in the event his employment as Chief Executive Officer is terminated for reasons other than misconduct, except that if such termination occurs after a change of control of the Company (as defined in the agreement), his salary continues for a three-year period.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return to shareholders on the Company's common shares for its last five fiscal years with the cumulative total return of the Russell 2000 Company Group Index and the S&P Diversified Machinery Index for the same periods. The graph depicts the value on August 31, 1997 of a $100 investment made on August 31, 1992 in company shares and each index, with all dividends reinvested.

      MEASUREMENT PERIOD           ROBBINS &                     S&P MACHINERY
    (FISCAL YEAR COVERED)         MYERS, INC.    RUSSELL 2000    (DIVERSIFIED)
8/92                                       100             100             100
8/93                                       123             133             156
8/94                                       125             140             173
8/95                                       185             170             199
8/96                                       300             188             222
8/97                                       447             242             340

                     AMENDMENT TO ARTICLES OF INCORPORATION

     It is proposed that Article Fourth of the Company's Articles of Incorporation be amended to increase the number of authorized common shares from 25,000,000 to 40,000,000. If amended, Article Fourth would read as follows:

FOURTH: The number of authorized shares of the corporation is 40,000,000 Common Shares without par value.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF THE AMENDMENT. Adoption of the proposed amendment requires the affirmative vote of the holders of two-thirds of the Company's outstanding shares.

     Of the 25,000,000 common shares presently authorized, 10,954,571 are issued and outstanding, 1,466,394 are reserved for possible issuance under Company compensation plans, and 2,905,100 shares are reserved for issuance upon exercise of conversion rights under the Company's 6 1/2% Convertible Subordinated Notes, due 2003. This leaves 9,673,935 common shares available for issuance out of the 25,000,000 shares presently authorized. Upon adoption of the proposed amendment to Article Fourth, 24,673,935 shares will be available for issuance by the Board of Directors for purposes for which shares are not currently reserved.

     The Company has no present intention to use the additional shares for any purpose and has not entered into any understanding or agreement regarding the issuance thereof. The proposed increase in the number of authorized shares will, however, make such shares available for future issuance for cash, for acquisitions of property or shares of other corporations, for share dividends and stock splits, for employee compensation, and for other corporate purposes of the Company. While the additional shares would be available for all such purposes, the Board has historically not used authorized and unissued shares for acquisitions, but has used such shares primarily for stock splits and employee incentive compensation. The Board of Directors would not seek from shareholders any authorization or approval of issuance of additional common shares unless required to do so by law or the rules of any exchange or trading system upon which the shares are then listed.

     Although the Board of Directors believes that it is in the best interest of shareholders for the Board to have the flexibility to issue additional common shares in any or all of the circumstances described in the preceding paragraph, the issuance of additional shares, other than on a pro rata basis to current shareholders, would have the effect of diluting the voting power of current shareholders. In addition, the availability of sufficient authorized and unissued common shares could, in certain circumstances, discourage an attempt by another person or entity to acquire control of the Company.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP served as the Company's independent auditors during the fiscal year ended August 31, 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

     Subject to ratification by the shareholders, the Board of Directors of the Company has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending August 31, 1998. THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY SUCH SELECTION. In the event shareholders do not approve the selection of Ernst & Young LLP, the Board will seek to determine from shareholders the principal reasons Ernst & Young LLP was not approved, evaluate such reasons, and consider whether, in view of the circumstances, a different firm of independent auditors should be selected for fiscal 1998.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. However, if other matters should properly come before the meeting, or any adjournment thereof, it is intended that the holders of proxies in the enclosed form will vote thereon in their discretion.

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain officers, directors, and regular employees of the Company, without extra compensation, by telephone, telegraph, or personal interview. Brokerage houses, banks and other persons will be requested to forward solicitation material to the beneficial owners of shares held of record by such persons.

                             SHAREHOLDER PROPOSALS

     A proposal by a shareholder intended for inclusion in the Company's proxy statement and form of proxy for the 1998 Annual Meeting of Shareholders must, in accordance with applicable regulations of the Securities and Exchange Commission, be received by the Company, at 1400 Kettering Tower, Dayton, Ohio 45423, Attention: Secretary, on or before July 13, 1998 in order to be eligible for such inclusion. The 1998 Annual Meeting of Shareholders is presently scheduled to be held on December 9, 1998.
                                              By Order of the Board of
                                              Directors,

                                                       JOSEPH M. RIGOT
                                                          Secretary
Dayton, Ohio
November 10, 1997

                             ROBBINS & MYERS, INC.

         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON DECEMBER 10, 1997
          SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned holder(s) of Common Shares of ROBBINS & MYERS, INC., an Ohio corporation (the "Company"), hereby appoints Daniel W. Duval, Robert J. Kegerreis, Ph.D., and Maynard H. Murch IV, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, December 10, 1997, and at any adjournment thereof, as follows:

1. Election of Directors.

[ ] FOR all nominees listed below (except as marked to the contrary below), including authority to cumulate votes selectively among such nominees.

[ ]  WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below.)

Robert J. Kegerreis, Ph.D., William D. Manning, Jr., Maynard H. Murch IV, and John N. Taylor, Jr.

2. Adoption of an amendment to the Company's Articles of Incorporation increasing the number of authorized Common Shares from 25,000,000 to 40,000,000;
        [ ]  FOR         [ ]  AGAINST         [ ]  ABSTAIN

3. Approval of the appointment of Ernst & Young LLP as independent auditors for the Company.
        [ ]  FOR         [ ]  AGAINST         [ ]  ABSTAIN

4. In their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

            (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)


     A VOTE FOR PROPOSALS 1, 2, AND 3 IS RECOMMENDED BY THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

     Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto and the Annual Report to Shareholders for the fiscal year ended August 31, 1997.

                                        DATED: ___________________________, 1997


                                        ----------------------------------------
                                                      SIGNATURE

                                        ----------------------------------------
                                               SIGNATURE (IF HELD JOINTLY)

                                        SHAREHOLDERS SHOULD DATE THIS PROXY AND
                                        SIGN HERE EXACTLY AS NAME APPEARS AT
                                        LEFT. IF STOCK IS HELD JOINTLY, BOTH
                                        OWNERS SHOULD SIGN THIS PROXY.
                                        EXECUTORS, ADMINISTRATORS, TRUSTEES,
                                        GUARDIANS AND OTHERS SIGNING IN A
                                        REPRESENTATIVE CAPACITY SHOULD INDICATE
                                        THE CAPACITY IN WHICH THEY SIGN.